LAW OFFICES OF

WILLIAM M. AUL

ATTORNEY AT LAW

1660 Hotel Circle North, Suite 207

San Diego, CA 92108

Email: Bill@Aullaw.net

May 1, 2023

Board of Directors

Regen Biopharma, Inc.

4700 Spring Street, Suite 304

La Mesa, California 91942

Dear Dr. Koos:

In my capacity as counsel for Regen Biopharma, Inc., a Nevada corporation (the “Company”), I have participated in the corporate proceedings relative to the authorization by the Company for the issuance of a maximum of One Million (1,000,000) shares of the Company’s common stock (par value $0.0001) (the “Subject Shares”) pursuant to the resolutions duly adopted by the Company’s Board of Directors and described in the Company’s Registration Statement on Amendment No. 1 to Form S-1 under the Securities Act of 1933 (the “Registration Statement”). I have also participated in the preparation and filing of the Registration Statement.

Based upon the foregoing and upon my examination of originals (or copies certified to my satisfaction) of such corporate records of the Company and other documents as I have deemed necessary as a basis for the opinions hereinafter expressed, and assuming the accuracy and completeness of all information supplied me by the Company, having due regard for the legal considerations which I deem relevant, I am of the opinion that:

(1) The Company is a corporation duly organized and validly existing under the laws of the State of Nevada;

(2) The Company has taken all requisite corporate action and all action required by the laws of the State of Nevada with respect to the authorization, issuance and sale of the Subject Shares to be issued pursuant to the Registration Statement;

(3) The Subject Shares, when issued pursuant to the Registration Statement, will be validly issued, fully paid and non-assessable.

I hereby further consent to the use of this opinion as an exhibit to the Registration Statement and to the references to myself in the Registration Statement.

Yours very truly,

/s/ William M. Aul

WILLIAM M. AUL